Exhibit 99.1

                                                                                                                                                                www.chasecorp.com

    FOR IMMEDIATE RELEASE                                                                                                        AMEX:CCF

CHASE CORPORATION ANNOUNCES RECORD YEAR

APPROVES DIVIDEND OF $0.25 PER SHARE

REVENUE UP 18% TO $127.5 MILLION

NET INCOME INCREASES 67% TO $10.2 MILLION

Bridgewater, MA — October 15, 2007 — Chase Corporation (AMEX:CCF) today reported revenues of $127.5 million for the fiscal year ended August 31, 2007.  This represents an 18% increase over revenues of $108.4 million in the prior year.  Net income for the fiscal year increased 67% to $10.2 million, or $1.22 per diluted share, compared to $6.1 million, or $0.77 per diluted share, in the prior year.

Fourth quarter fiscal 2007 revenues were $34.2 million, or a 9% increase over revenues of $31.2 million in the same period last year.  Net income in the fourth quarter was $3.4 million, or $0.40 per diluted share, compared to $2.8 million, or $0.35 per diluted share, in the prior year period.

Peter R. Chase, Chairman and Chief Executive Officer commented: “The Company has had an exceptional year.  Several high value projects came to fruition after years of effort, as well as the contribution of steady organic growth from our major brands.

“I am grateful for the extraordinary contributions of our entire team.  Our associates at all levels put forth a substantial effort to make the year successful.  We have raised the bar and face a considerable challenge to improve results in the new fiscal year.  I am confident that we will do our best to continue to grow.”

	For the Three Months Ended		For the Year Ended
	August 31,		August 31,
All figures in thousands, except per share data	2007	2006	2007	2006

Revenues	$34,168	$31,239	$127,460	$108,442

Net income	$3,411	$2,773	$10,193	$6,114

Net income per diluted share	$0.40	$0.35	$1.22	$0.77

Weighted average diluted shares outstanding	8,425	8,013	8,354	7,967

The Company also announced a cash dividend of $0.25 per share to shareholders of record on October 31, 2007 payable on December 3, 2007.

CHASE CORPORATION                                                                                                                  OCTOBER 15, 2007

Chase Specialized Manufacturing

The major segment of the business had a strong finish in fiscal 2007 with annual sales of Chase Construction Products, including asphalt additive Rosphalt 50® projects, achieving a record high.  Demand for Pipeline products increased during the traditional construction season and sales to the Wire & Cable market remained steady.  Our key brands: HumiSeal®, Paper Tyger®, Chase & Sons® and Chase BlH2Ock® continue to provide value in the market place and our French company, HumiSeal Europe SARL, established in March, is helping to expand our presence in Europe.

Entering the first quarter of the new fiscal year, management continues to pay close attention to the global market and overall demand for the Company’s eight core product lines.  As uncertainty in some markets is evident and pricing pressures continue to squeeze margins our ability to leverage fixed costs remains a priority.

We continue to renovate our new manufacturing facility in the Pittsburgh, PA area and anticipate that the majority of the building improvements will be completed in the first half of fiscal 2008.  This new facility will allow for additional production capacity, improved overall efficiencies with existing product lines, and provide space to integrate future acquisitions.

Chase Electronic Manufacturing Services (EMS)

Revenues from Chase EMS were $18.3 million for the year ended August 31, 2007 compared to $13.0 million in fiscal 2006.  Record revenues generated from this segment in fiscal 2007 resulted in improved profits in the fiscal year compared to the same period in the prior year. Pricing pressure from key customers continues; however, this operation is effectively utilizing its available plant capacity and capital resources.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation, founded in 1946, is a leading global manufacturer of specialty tapes, laminates, sealants and coatings for a variety of industries and market segments.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information go to www.chasecorp.com or contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext. 219 or email:  investorrelations@chasecorp.com